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                                                                     EXHIBIT T3A

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 RBX CORPORATION

                             PURSUANT TO SECTION 303
                        OF THE GENERAL CORPORATION LAW OF
                              THE STATE OF DELAWARE

                RBX CORPORATION (the "Corporation"), a corporation formed by the filing of a Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on September 21, 1995, as amended by (1) a Certificate of Ownership and Merger, dated October 16, 1995 and filed on that date in the office of Secretary of State of the State of Delaware, (2) a Certificate of Change of Registered Agent, dated October 1, 1997 and filed in the office of the Secretary of State of the State of Delaware on October 30, 1997, and (3) a Certificate of Ownership and Merger of RBX Group, Inc. into the Corporation dated [July] ___, 2001, and filed in the office of the Secretary of State of the State of Delaware on [July] ___, 2001, and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

        A. On December 5, 2000, an involuntary bankruptcy petition under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") was filed against the Corporation in the United States Bankruptcy Court for the District of Delaware (the "Delaware Court"). On December 7, 2000, the Corporation filed its Answer to Involuntary Petition and Consent to Entry of Order for Relief, and on December 8, 2000, an order for relief under Chapter 11 was entered against the Corporation. Also, on December 7, 2000, RBX Group, Inc., Rubatex Corporation, Waltex Corporation, Groendyk Manufacturing Company, Inc., UPR Disposition, Inc., Universal Rubber Company, OleTex, Inc., Midwest Rubber Custom Mixing Corp., and Hoover-Hanes Rubber Custom Mixing Corp. (the foregoing entities, including the Corporation, the "Debtors") each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

        B. By order entered February 2, 2001, the Delaware Court transferred the venue of these Chapter 11 cases to the United States Bankruptcy Court for the Western District of Virginia, Roanoke Division (the "Bankruptcy Court"), and the Debtors' cases were jointly administered (Case No. 7-01-00436 WSR).

        C. On July 17, 2001, by entry of the Order Pursuant to Section 1129 of the Bankruptcy Code Confirming the Debtors' Second Amended Joint Chapter 11 Plan of Reorganization of RBX Group, Inc. and its Subsidiaries (the "Confirmation Order"), the Bankruptcy Court confirmed the Second Amended Joint Plan of Reorganization of RBX Group, Inc. and its Subsidiaries (as modified, the "Plan of Reorganization").



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        D. Provision for the making of this Amended and Restated Certificate of
Incorporation is contained in the Confirmation Order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation.

        E. Pursuant to the authority granted to it under the Confirmation Order and Section 303 of the General Corporation Law of the State of Delaware, the Corporation hereby adopts the following resolution, without further action by its directors or stockholders, with like effect as if exercised and taken by unanimous action of its directors and stockholders:

                RESOLVED: That the Amended and Restated Certificate of Incorporation of the Corporation shall read as follows:

                1. The name of the Corporation is RBX Corporation.

                2. The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

                3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                4. All shares of all classes of the capital stock of the Corporation issued and outstanding immediately before the Effective Date (as defined in the Plan of Reorganization) are hereby cancelled.

                5. a. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Six Million (6,000,000) shares, of which: (8) Five Million (5,000,000) shares shall be shares of common stock, with a par value of $0.001 per share ("Common Stock"); and (ii) One Million (1,000,000) shares shall be shares of preferred stock, with a par value of $0.001 per share ("Preferred Stock").

                                A description of the different classes of stock
of the Corporation and a statement of the designations and the powers, preferences and special rights, and the qualifications, limitations or restrictions thereof of the various classes of stock are as follows:

                        b. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices, the liquidation preferences of any wholly unissued Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series shall be so decreased (but not below the number of shares then issued and outstanding), the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The authority of the Board of Directors with respect to each such series will include, without limiting the generality of the foregoing the determination of any or all of the following:



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                                (i) The number of shares of any series and the
designation to distinguish the shares of such series from the shares of all other series;

                                (ii) Whether dividends, if any, will be
cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                                (iii) The right or obligation, if any, of the
Corporation to redeem shares of the particular series of Preferred Stock at the option of the Corporation, at the option of the holder, or both, and, if redeemable, the price, terms, conditions and manner of such redemption;

                                (iv) The special and relative rights and
preferences, if any, and the amount or amount per share, which the shares of such series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

                                (v) The right, if any, of the holders of such
series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or series of stock of the Corporation, and the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

                                (vi) The terms of any redemption or repurchase
or purchase account, if any; the obligation, if any, of the Corporation to redeem, repurchase or purchase shares of such series pursuant to the terms and conditions of such obligation;

                                (vii) The voting powers, if any, and whether
such voting powers are full or limited in such series;

                                (viii) Limitations, if any, on the issuance of
additional shares of such series or any shares of any other class or series of stock of the Corporation or other entity; and

                                (ix) Such other preferences, powers, and
special, participating, optional, relative or other rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine;

all as may be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (each such series, a "Preferred Stock Designation").

                        c. The holders of the Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting and shall be entitled to all other statutory rights as provided for by law under the Delaware General Corporation Law, but shall not be entitled to vote the shares of Common Stock cumulatively.



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                        d. Notwithstanding anything contained herein to the
contrary, no nonvoting securities of the Corporation shall be issued so long as section 1123 of the Bankruptcy Code, 11 U.S.C. Section 1123 is applicable to the Corporation.

                6. The Corporation shall have perpetual existence.

                7. In furtherance of and not in limitation of powers conferred by statute, it is further provided:

                        a. Election of directors need not be by written ballot.

                        b. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

                8. Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                9. The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                10.The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

                IN WITNESS WHEREOF, said RBX CORPORATION has caused this certificate to be signed, under penalties of perjury, by its President, and attested by its Secretary, this ____________ day of [July], 2001.

                                       RBX CORPORATION


                                       By:
                                          --------------------------------------
                                          President

ATTEST:


------------------------------
Harry L. Schickling, Secretary



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